Exhibit 32.2
Certification of United Air Lines, Inc.
Pursuant to 18 U.S.C. 1350
(Section 906 of the Sarbanes-Oxley Act of 2002)
Each undersigned officer certifies that to the best of his knowledge based on a review of the quarterly report on Form 10-Q for the period ended March 31, 2009 of United Air Lines, Inc. (the “Report”):
(1)	The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended; and

(2)	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of United Air Lines, Inc.
Date: April 24, 2009

/s/ Glenn F. Tilton Glenn F. Tilton
Chairman, President and
Chief Executive Officer

/s/ Kathryn A. Mikells Kathryn A. Mikells
Senior Vice President and
Chief Financial Officer